Exhibit 99.1

Contacts
Lynn Amos
704.587.8409
Mark Hadley
704.587.8886
Polypore Announces Second Quarter And Year To Date Results

CHARLOTTE, N.C. – August 15, 2005 – Polypore, Inc. announces net sales for the three months ended July 2, 2005 of $112.6 million, a 12% decrease compared to pro forma net sales of $127.9 million in the second quarter of 2004. Operating income for the second quarter of 2005 was $16.9 million compared with pro forma operating income of $34.1 million in the second quarter of 2004. Net income for the second quarter of 2005 was $3.3 million compared to the second quarter of 2004 pro forma net income of $12.7 million. Operating income in the second quarter of 2005 included a $5.4 million restructuring charge primarily related to our recently announced plans to transfer certain production assets from Europe and the United States to our facilities in Thailand and China.
Net sales for the six months ended July 2, 2005 were $225.1 million compared with $268.0 million for the pro forma six months ended July 3, 2004. Operating income was $37.4 million for the first six months of 2005 compared with pro forma operating income of $69.3 million for the same six months in 2004. Net income for the first half of 2005 was $8.8 million compared with pro forma net income of $25.6 million in the first half of 2004.
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a key measurement in our credit agreement, were $37.1 million for the second quarter of 2005, a 4% increase compared with the $35.8 million reported in the first quarter of 2005. Adjusted EBITDA was $135.4 million for the twelve months ended July 2, 2005. EBITDA and Adjusted EBITDA are defined and reconciled to generally accepted accounting principles as noted below.
In the second quarter of 2005, we have seen a sequential improvement in the Chinese lithium battery market resulting in the Energy Storage segment producing a 7% increase in sales over the first quarter of 2005. On a consolidated basis, performance in the Energy Storage segment was offset by weakness in the hemodialysis business of our Separations Media segment and by unfavorable changes in exchange rates.

During the second quarter of 2005, the decline in hemodialysis revenue was primarily related to a market wide decline in demand for cellulosic membranes. While positive developments in our synthetic membrane business provide promise for the future, the decline in cellulosic demand will likely outpace the synthetic gains during the near term.
Energy Storage
Net sales for the Energy Storage segment for the second quarter of 2005 was $81.6 million, a 4% or $3.1 million decrease from the pro forma second quarter of 2004. The $3.1 million decrease in net sales was driven primarily by a decrease in lithium battery separator sales offset somewhat by increases in lead acid battery separator sales. The year on year decline in sales volumes in lithium battery separators is the result of the unusually strong demand in the first half of 2004 in China. Average sales prices declined in the second quarter of 2005 due to increased capacity in the lithium battery separator market and a higher portion of sales to our larger customers who receive lower average prices. Gross profit margin in the Energy Storage segment was 38% in the second quarter of 2005, down from 41% in the second quarter of 2004. This decrease was primarily the result of lower production volumes in lithium battery separators, a change in product mix and higher depreciation expense.
Separations Media
For the Separations Media segment, net sales for the second quarter of 2005 were $31.0 million, a decrease of $12.2 million or 28% from the pro forma second quarter of 2004. The decrease in net sales was attributable to a decrease in hemodialysis membrane sales related to the previously disclosed loss of a hemodialysis customer in mid-2004 and a decline in cellulosic membrane demand. Gross profit margin in the second quarter of 2005 was 30%, down from 44% in the second quarter of 2004. This decrease was due primarily to the decrease in production volumes which caused fixed production costs to be applied to a lower number of units.
Polypore, Inc. will hold a conference call to discuss the results of the second quarter of 2005 on Tuesday, August 16, 2005 at 9:00 AM eastern. You are invited to listen to the conference call that will be broadcast live over the internet at www.polypore.net. If you are unable to listen to the live webcast, the call will be archived on the website www.polypore.net. Additionally, a replay of the call will be available until 11:59 PM eastern on Friday, August 19, 2005 at 800-642-1687 (in the U.S.) or 706-645-9291 (outside the U.S.), access number 8211609.

Polypore, Inc., a wholly owned subsidiary of Polypore International, Inc., is a worldwide developer, manufacturer and marketer of highly specialized polymer-based membranes used in separation and filtration processes. Polypore’s products and technologies target specialized applications and markets that require the removal or separation of various materials from liquids, with concentration in the ultrafiltration and microfiltration markets. Polypore has manufacturing facilities or sales offices in ten countries serving five continents. Polypore’s corporate offices are located in Charlotte, NC.
This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue developing innovative products; the increased use of synthetic hemodialysis filtration membranes by our customers; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States; the incurrence of substantial costs to comply with, or as a result of violations of or liabilities under, environmental laws; the failure to protect our intellectual property; the failure to replace lost senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; and absence of expected returns from the amount of intangible assets we have recorded. Additional information concerning these and other important factors can be found in Exhibit 99.1 of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 1, 2005. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

Polypore, Inc.
Condensed Consolidated Statements of Income
(unaudited, in thousands)

		Pro-Forma*		Pro-Forma*
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$112,614	$127,882	$225,112	$268,002
Cost of goods sold	72,105	74,009	145,714	157,500

Gross profit	40,509	53,873	79,398	110,502
Selling, general and administrative	18,202	19,803	36,592	41,156
Business restructuring	5,402	—	5,402	—

Operating income	16,905	34,070	37,404	69,346

Other (income) expense:
Interest expense, net	14,817	13,113	29,747	27,192
Foreign currency and other	(1,834)	424	(3,405)	851

Income before income taxes	3,922	20,533	11,062	41,303
Income taxes	613	7.803	2,300	15,695

Net income	$3,309	$12,730	$8,762	$25,608

* The pro forma amounts result from combining the income statement amounts for the period prior to acquisition with amounts subsequent to the acquisition. The pro forma results of operations for the three and six months ended July 3, 2004 include adjustments for depreciation, amortization and interest expense associated with the May 13, 2004 acquisition by and merger with PP Acquisition Corp. and the related income tax effect of these adjustments. The pro forma results exclude non-recurring costs of $5.3 million for the write-off of in-process research and development costs and $8.5 million for the sale of inventory that was written up in purchase accounting for the acquisition.
Polypore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	July 2, 2005	January 1, 2005*
	(unaudited)
Assets:
Cash and equivalents	$31,163	$31,684
Other current assets	165,690	189,565
Property, plant and equipment, net	393,548	441,350
Goodwill	537,517	535,844
Intangibles, net	231,185	244,256
Other	19,483	21,267

Total assets	$1,378,586	$1,463,966

Liabilities and shareholders’ equity:
Current liabilities	$65,590	$99,577
Debt and capital lease obligations, less current portion	799,346	832,283
Other	203,045	224,764
Shareholders’ equity	310,605	307,342

Total liabilities and shareholders’ equity	$1,378,586	$1,463,966

* Derived from audited consolidated financial statements

EBITDA
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt service requirements and capital expenditures. Management believes that such non-GAAP information is useful to investors because it provides meaningful information to assess the Company’s core operations and perform financial analysis on comparative periods and peer group data. This non-GAAP information also is used by management to assess the Company’s core operations, allocate resources and make strategic decisions. Our calculation of EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies. The following is a reconciliation of EBITDA to net income for the periods indicated.
Reconciliation of EBITDA
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	July 2, 2005	July 2, 2005

Net income (loss)	$3.3	$(8.7)
+ Depreciation and amortization	14.1	55.1
+ Interest expense	14.8	59.1
+ Income taxes	0.6	(5.7)

EBITDA	$32.8	$99.8

Reconciliation of Adjusted EBITDA
($ in millions)

	Three Months	Twelve Months
	Ended	Ended
	July 2, 2005	July 2, 2005

EBITDA	$32.8	$99.8
+ Operating leases	0.7	3.2
+ Business restructuring	5.4	21.1
+ Non-cash purchase acct. adjustments	—	10.5
+ Other (currency, transaction costs, other)	(1.8)	0.8

*Adjusted EBITDA	$37.1	$135.4

* Under our senior credit facility, compliance with the minimum interest coverage ratio and maximum leverage ratio tests is determined based on a calculation of adjusted EBITDA in which certain items are added back to EBITDA. These items include non-cash charges, impairments and expenses other than depreciation and amortization, cash charges resulting from the acquisition of and merger with PP Acquisition Corp. that arose within six months of the closing of the Transaction, restructuring and acquisition integration costs and certain salary and bonus payments made to former officers of Polypore, Inc., prior to the closing of the Transaction, who are no longer affiliated with us as a result of the Transaction, and payments under two operating lease agreements that have been or are intended to be refinanced.